Exhibit 2.1

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of
Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential, as indicated by the marking “[REDACTED]”.

Dated this 22nd day of August 2023

BETWEEN

RAINFOREST CAPITAL VCC

for and on behalf of BASEL MEDICAL FUND

(as the Seller)

AND

Basel Medical Group Ltd

(as the Purchaser)

SHARE TRANSFER AGREEMENT

in relation to the shares in the share capital of SINGMED SPECIALISTS PTE. LTD.

THIS SHARE TRANSFER AGREEMENT is made on 22nd day of August 2023.

BETWEEN

(1)	Basel Medical Group Ltd (BVI company number No. 2129740), a company limited by shares incorporated in the British Virgin Islands, under the laws of British Virgin Islands, and having its registered office address at Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Purchaser”);

AND

(2)	RAINFOREST CAPITAL VCC (Company Registration No. T20VC0080L), a variable capital company incorporated in Singapore and having its registered office address at 600 North Bridge Road, #12-02/03 Parkview Square, Singapore 188778 (the “Fund”), acting for and on behalf of Basel Medical Fund (Sub-Fund Registration No. T20VC0080L-SF001), a registered sub-fund of the Fund in Singapore (the “Seller”),

(the Seller and the Purchaser collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	As at the date hereof, the Seller holds all of the ordinary shares in the issued and paid-up share capital of SINGMED SPECIALISTS PTE. LTD. (Company Registration No. 202009227G), an exempt private company limited by shares incorporated under the laws of Singapore and having its registered office address at 6 Napier Road, #03-07, Gleneagles Medical Centre, Singapore 258499 (“Company”) (“Transfer Shares”). The particulars of the Company are set out in Schedule 1 (Particulars of the Company).

(B)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Transfer Shares (“Share Transfer”) which is set out in Column 3 of Schedule 1 (Transfer Shares).

(C)	The Parties now wish to enter into this Agreement (as defined below) to set out the terms and conditions of the sale of the Transfer Shares by the Seller to the Purchaser.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Share Transfer Agreement (including the Recitals and Schedules, this “Agreement”), all capitalised terms shall have the meanings set out in, and this Agreement shall be interpreted in accordance with, Schedule 2 (Definitions and Interpretation).

1.2	Each of the Parties shall not unreasonably withhold or delay any action or approval required under this Agreement, and shall act in good faith in dealing with the other Party in relation to this Agreement.

2.	TRANSFER OF TRANSFER SHARES

2.1	The Seller as legal and beneficial owner shall transfer to the Purchaser and the Purchaser (relying on the representations, warranties, undertakings and indemnities contained in this Agreement) shall accept the transfer of the Transfer Shares free from all Encumbrances.

2.2	The Purchaser shall not be obliged to complete the transfer of any of the Transfer Shares unless the transfer of all the Transfer Shares is completed simultaneously.

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3.	CONSIDERATION

3.1	Subject to any adjustments in accordance with this Agreement, the Parties agree that the consideration for the Transfer Shares payable by the Purchaser to the Seller for the Transfer Shares shall be an amount equivalent to USD 18,362,500 (“Consideration”).

4.	NOT USED

5.	COMPLETION

5.1	Completion shall take place 5 business days after the date of this Agreement (Completion Date), the Seller shall deliver to the Purchaser a valid share transfer form in respect of his sale of the Transfer Shares (the “Share Transfer Form”).

5.2	Upon Completion, the Seller irrevocably, unconditionally and unequivocally waives, releases and discharges the Company from all and any actions, proceedings, claims and demands whatsoever and howsoever arising out of, or in any way relating to, or resulting from any matter occurring on or prior to the Completion Date (whether such claims are known or unknown to the Seller and whether or not they are or could be in the contemplation of the Seller at such Completion Date, including claims which as a matter of law do not at such Completion Date exist and whose existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the law).

6.	WARRANTIES

6.1	Warranties by the Purchaser

6.1.1	The Purchaser represents and warrants to the Seller that:

(a)	it is a corporation duly incorporated in accordance with, and is validly existing and in good standing, under the Applicable Laws of the jurisdiction of its incorporation, with full legal right and authority to conduct its business;

(b)	it has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on it, in accordance with the terms of this Agreement;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by:

(i)	any provision of the constitutional documents of the Purchaser;

(ii)	any Applicable Laws; and/or

(iii)	any agreement, instrument or document to which it is a party or which is binding on it or on its assets or undertaking;

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(a)	no Insolvency Event has occurred or is pending or threatened in respect to the Purchaser; and

(b)	The Purchaser has available cash or available loan facilities which will at Completion provide in immediately available funds the necessary cash resources in an amount equal to the Consideration.

(collectively, the “Purchaser Warranties” and each, a “Purchaser Warranty”).

6.1.2	Each of the Purchaser Warranties shall be construed as a separate and independent warranty, and shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting.

6.2	Warranties by the Seller

6.2.1	The Seller warrants and represents to the Purchaser that:-

(a)	all statements and representations contained in this Agreement are true and accurate in all material respects;

(b)	the Warranties are true and accurate in all material respects and shall remain true and accurate as at the date of this Agreement;

(c)	the Seller’s compliance with the terms of this Agreement does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any contract, agreement or other instrument to which the Company is a party or by which it is bound;

(d)	the Transfer Shares shall at the time of this agreement rank pari passu in all respects to all other securities of the Company as may be issued as at the date of this Agreement including, to the exercise of any rights of the payment of dividends by the Company and upon the liquidation of the Company, and will be entitled to any dividends, rights, allotments and/or other distributions that may be declared, paid or made subsequent to the date of the allotment of such Subscription Shares;

(e)	the Transfer Shares will be validly issued and free from any Security Interest and shall rank pari passu with any Ordinary Shares issued by the Company to any other third party subsequent to this Agreement;

(f)	all actions, conditions and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary consents or license or the making of any filing or registration) (i) in order to enable the Company to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and to ensure that those obligations are legally binding and enforceable and (ii) for the issuance of the Subscription Shares will be taken, fulfilled and done;

6.2.2	The Seller represents and warrants to the Purchaser that save for this Agreement, there is no outstanding offer in relation to any acquisition of any or all of the Transfer Shares or any asset or business of the Company which is capable of being converted into acceptance, or any other Contracts or arrangements in relation to the shares, securities, assets and/or liabilities of the Company, which will adversely affect, prejudice, delay or restrict the Transactions.

6.2.3	The Seller represents and warrants that all Transfer Shares are, duly authorised, allotted, validly issued and fully paid.

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7.	LIMITATIONS OF LIABILITY

7.1	The aggregate amount of liability of the Seller for all Claims shall under no circumstances exceed the aggregate amount actually received by the Seller (as Consideration) pursuant to this Agreement.

7.2	The limitations set forth in this clause shall not apply to any Claims based upon or arising out of, with respect to or by reason of fraud, or dishonest or wilful misconduct, by the Seller.

7.3	The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

7.4	The Purchaser is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

7.5	The Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance or would have been so covered if the policies of insurance effected by or for the benefit of the Group had been maintained after Completion on no less favourable terms than those existing at the date of this Agreement.

7.6	If any breach giving rise to a Claim is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Seller written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any Group Company shall) provide all reasonable assistance to the Seller to remedy any such breach.

7.7	The Seller shall not be liable for any Claim for breach of any Warranty if and to the extent that the Purchaser or any of its Representatives is aware at the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the Claim.

8.	INDEMNITY

8.1	The Company agrees and undertakes with the Purchaser to indemnify and keep indemnified and hold harmless the Purchaser from and against any proven Losses, suffered, incurred or sustained by the Purchaser (as determined by the court of competency) as a result of or arising out of:-

(a)	a breach or breaches of the Warranties; or

(b)	any breach of any term or condition under this Agreement.

8.2	The Company’s total liability of whatsoever nature and/or howsoever arising under this Agreement shall not exceed the Sale Price paid by the Purchaser under this Agreement.

9.	TERMINATION

9.1	Notwithstanding anything contained in this Agreement, this Agreement (other than the Surviving Provisions) may be terminated at any time prior to Completion:

(a)	by the Purchaser, by notice in writing to the Seller:

(i)	if there is a breach of any of the Seller’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s satisfaction within 10 Business Days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied;

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(ii)	if any Warranty proves to be untrue, inaccurate, incomplete or misleading (as reasonably determined by the Purchaser) or if there is any breach of any Warranty (as reasonably determined by the Purchaser) and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s reasonable satisfaction within 10 Business Days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied; and/or

(iii)	if an Insolvency Event occurs in respect of the Seller and/or the Company;

(b)	by the Seller, by notice in writing to the Purchaser:

(i)	if there is a breach of the Purchaser’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Seller’s reasonable satisfaction within 10 Business Days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied;

(ii)	if any Purchaser Warranty proves to be untrue, inaccurate, incomplete or misleading (as reasonably determined by the Seller) or if there is any breach of any Purchaser Warranty (as reasonably determined by the Seller) and if such breach is capable of being remedied, such breach is not remedied to the Seller’s reasonable satisfaction within 10 Business Days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied; and/or

(iii)	if an Insolvency Event occurs in respect of the Purchaser;

(c)	subject to Clause 10.10 of this Agreement, by any Party, by providing written notice to the other Party:

(i)	if it is or will become unlawful or illegal for any Party to observe, perform or comply with any one (1) or more of its material obligations under this Agreement;

(ii)	any Party having received notice of any injunction or other order, directive or notice restraining or prohibiting the consummation of the Transactions, or notice that any of the foregoing is pending or threatened; and/or

(iii)	any material provision of this Agreement is or becomes for any reason, illegal or unlawful,

provided that the right to terminate pursuant to this sub-paragraph (c) shall not be available to a Party whose breach of its warranties, covenants, obligations or undertakings under this Agreement in any respect shall have directly or indirectly caused the events set out in sub-paragraphs (i) to (iii) above; and/or

(d)	if the Parties mutually agree in writing to terminate this Agreement, and this Agreement shall terminate on the date of such written agreement or such other date as may be specified by the Parties in the written agreement.

For the avoidance of doubt, in the event that any notice to terminate this Agreement is provided in accordance with Clause 9.1(a) to (c), this Agreement shall be terminated on the date of such notice.

9.2	Termination of this Agreement shall be without prejudice to any liability or obligations in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

9.3	Save as expressly provided herein, any right of termination conferred upon the Parties shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

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9.4	For the avoidance of doubt, the Surviving Provisions shall survive the expiry or termination of this Agreement.

10.	GENERAL

10.1	Confidentiality

10.1.1	Each Party undertakes to the other Party that, subject to Clause 10.1.2, unless the prior written consent of the other Party shall first have been obtained, it shall, and if applicable, shall procure that its Representatives and/or Affiliates shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit for its or their own purposes, any of the Confidential Information of the other Party.

10.1.2	The consent referred to in Clause 10.1.1 shall not be required for disclosure by a Party of any Confidential Information:

(a)	to its shareholders, Representatives and/or Affiliates strictly to the extent required to enable such Party to carry out its obligations under this Agreement or post-merger integration and who shall in each case be made aware by the disclosing Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clauses 10.1.1 and 10.1.3, subject to the same exceptions as are contained in this Clause 10.1.2;

(b)	subject to Clause 10.1.3, to the extent required by Applicable Law or by any Government Authority to which such Party is or may become subject or pursuant to any order of any court, authority or tribunal with competent jurisdiction; and/or

(c)	which is in the public domain otherwise than by breach of this Agreement by such Party.

10.1.3	If a Party becomes required, in circumstances contemplated by Clause 10.1.2(b), to disclose any information, such Party shall (unless prohibited by any Applicable Law) promptly give to the other Party such notice of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of such disclosure.

10.1.4	Each Party shall mutually agree, in advance, on the terms, timing and contents of all public announcements and other public statements with respect of the Transactions to be issued by such Party and/or its Affiliates, and each Party shall not release any such public announcements and/or other public statements without the prior approval of the other Party.

10.2	NOT USED

10.3	Taxes

Save for the stamp duty for the transfer of Sale Shares to be borne by the Purchaser, each Party shall bear its own Taxes which may be imposed under the Applicable Laws in connection with the transfer of the Sale Shares from the Seller to the Purchaser.

10.4	Notice

10.4.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in the English language; and

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(b)	delivered by hand, registered post or electronic mail.

10.4.2	A Notice to the Seller shall be sent to the following address, or such other address as the Seller may notify to the Purchaser from time to time:

Rainforest Capital VCC on behalf of and for the account of Basel Medical Fund

Address:	600 North Bridge Rd #12-02/03 Parkview Square, Singapore 188778
Email:	[REDACTED]

10.4.3	A Notice to the Purchaser shall be sent to the following address, or such address as the Purchaser may notify to the Seller from time to time:

Basel Medical Group Ltd

Address:	PO Box 173, Road Town, Tortola, British Virgin Islands
Attention:	[REDACTED]
Email:	[REDACTED]

10.4.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if delivered by registered post, five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if delivered by electronic mail, at the time that it is sent unless the sender is notified that the electronic mail was not received by the recipient.

10.5	Reasonableness

Each of the Parties confirms that it has received, or has had the opportunity to receive, independent legal advice relating to all the matters provided for in this Agreement and agrees that (a) there shall be no presumption that any ambiguity in this Agreement should be construed in favour of or against any Party solely as a result of such Party’s actual or alleged role in the drafting of this Agreement, and (b) the provisions of this Agreement and all documents entered into pursuant to this Agreement are fair and reasonable.

10.6	No partnership

Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

10.7	Assignment

No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Agreement without the prior written consent of the other Party.

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10.8	Further Assurance

Each of the Party shall, and shall use its reasonable endeavours to procure and ensure that any third party shall, from time to time execute such documents and perform such acts and things as the other Party may reasonably require to give each of them the full benefit of this Agreement.

10.9	Equitable Remedies

10.9.1	Each Party acknowledges and agrees that damages may not be an adequate remedy for any breach of its covenants, obligations and/or undertakings under this Agreement. Each Party consents to the grant of any injunctive relief sought by the other Party to restrain any conduct or threatened conduct which is or will be a breach of the defaulting Party’s covenants, obligations, undertakings and/or warranties hereunder, or specific performance to compel the defaulting Party to perform his covenants, obligations, undertakings and/or warranties hereunder, as a remedy for any breach or threatened breach and in addition to any other remedies available to the non- defaulting Party.

10.9.2	For the avoidance of doubt, Clause 10.9.1 shall not derogate from any other remedy a Party may have in the event of a defaulting Party’s breach of its covenants, obligations, undertakings and/or warranties under this Agreement.

10.10	Invalidity

10.10.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

10.10.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.10.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.10.1, not be affected.

10.11	Remedies and Waivers

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a release or waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

10.12	Entire Agreement

The written terms and conditions of the Transaction Documents (and any document entered into pursuant to the Transaction Documents), constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersede any previous written or oral agreement between the Parties in relation to matters contained in this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Agreement. Nothing in this Clause 10.12 shall however operate to limit or exclude liability for fraud, wilful misconduct or wilful concealment by any Party.

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10.13	Time is of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

10.14	Variations

10.14.1	Unless otherwise expressly set out in this Agreement, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

10.14.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10.15	No Third Party Rights

Save as expressly set out herein, no term of this Agreement is enforceable by a person who is not a party to this Agreement under the Contracts (Rights of Third Parties) Act 2001 of Singapore or otherwise.

10.16	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and shall be as valid and effectual as if executed as an original. Any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature by any Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

10.17	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

10.18	Dispute Resolution

10.18.1	In the event of any dispute, controversy, difference, conflict or claim arising out of or relating to this Agreement or its performance, including without any limitation any question regarding its existence, validity, or a claim for unlawful act under Applicable Laws (“Dispute”), the Parties agree to attempt, for a period of 30 days after the receipt by a Party of a notice from another Party of the existence of the Dispute (“Settlement Period”), to settle the Dispute by amicable settlement between the Parties.

10.18.2	In the event that the Dispute cannot be settled by an amicable settlement within the Settlement Period, such Dispute shall be finally settled and resolved by arbitration administered by the Singapore International Arbitration Centre under the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force (“Rules”), which Rules are deemed to be incorporated by reference to this Clause. The tribunal shall comprise of one (1) arbitrator appointed in accordance with the Rules (“Arbitration Tribunal”). The language of the arbitration shall be the English language. The seat of arbitration shall be Singapore. The decision of the Arbitration Tribunal shall be final and binding upon the Parties. Notwithstanding the provisions of Clause 10.4, any notice of arbitration, response, or other communication given to or by a Party to the arbitration must be given and deemed received in accordance with the said Rules.

10.18.3	The Parties expressly agree to waive any provisions of Applicable Laws that would have the effect of allowing an appeal from the decision of the Arbitration Tribunal, so that accordingly there shall be no appeal to any court or other Government Authority from the decision of the Arbitration Tribunal. None of the Parties shall be entitled to commence or maintain any action in a court of law upon any matter in Dispute except for the enforcement of an arbitral award granted pursuant to this Clause, so that the mandate of the Arbitration Tribunal duly appointed shall remain in effect until a final arbitral award has been issued.

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SCHEDULE 1

DETAILS OF TRANSFER SHARES

Column 1	Column 2	Column 3
Name of the Company	Address of the Company	Transfer Shares
SINGMED SPECIALISTS PTE. LTD. (Company Registration No. 202009227G)	6 Napier Road, #03-07, Gleneagles Medical Centre, Singapore 258499	8

[the rest of this page has been intentionally left blank]

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SCHEDULE 2

Definitions and Interpretation

1.	In this Agreement, unless the context requires otherwise, each of the following words and expressions shall have the meanings as set out below:

“Agreement” shall have the meaning ascribed to it in Clause 1.1;

“Applicable Laws” means, with respect to any person, any and all applicable Laws to which such person is subject (including, without limitation, any relevant stock exchange or securities council);

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Claim” means any claim for breach of the warranties and any other claims by the Purchaser under or for breach of any other terms of this Agreement, and “Claims” means all of them;

“Company” shall have the meaning ascribed to it in Recital (A);

“Companies Act” means the Companies Act 1967 of Singapore, as amended or supplanted from time to time;

“Completion” means the completion of the Share Transfer in accordance with Clause 5.1;

“Consideration” shall have the meaning ascribed to it in Clause 3.1;

“Contract” means any contract, agreement, arrangement, commitment, promise or understanding (whether written or oral) which is legally binding, and “Contracts” shall be construed accordingly;

“Encumbrance” means any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect, or an agreement, arrangement or obligation to create any of the foregoing, and “Encumber” or “Encumbers” shall be construed accordingly;

“Government Authority” means any government, governmental entity, government authority, commission, board, agency or instrumentality, and any court, tribunal or judicial body including self- regulated organizations and other non-governmental regulatory authorities, whether federal, regional, provincial, local or foreign, of any country;

“Insolvency Event” means:

(a)	in respect of persons which are corporations, companies, partnerships or any other legal entities, any of the following events:

(i)	a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with the view to winding up of the person or, placing the person under judicial management;

(ii)	the person is or is deemed by any Applicable Law or competent court to be insolvent or unable to pay its debts as they fall due;

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(iii)	the person resolving to wind itself up or otherwise dissolve itself;

(iv)	the appointment of a liquidator or provisional liquidator, a curator (including a temporary curator) in respect of the person;

(v)	a judicial manager being appointed in respect of the person or any of its assets;

(vi)	the person entering into a scheme of arrangement or composition with or assignment for the benefit of all or any class of its creditors;

(vii)	the appointment of a receiver or receiver and manager over the person or any of its assets;

(viii)	a distress, attachment or execution or other legal process is levied, enforced or sued on or against any material part of the properties or assets of the person, and is not discharged or stayed within 30 days; and/or

(ix)	anything analogous or having a substantially similar effect to any of the events specified above happening under the Laws of any applicable jurisdiction;

(b)	in respect of persons who are individuals:

(i)	the filing of a petition in any bankruptcy proceeding or other proceedings analogous in purpose or effect in relation to him and the failure by him to have such petition discharged within 30 days;

(ii)	the appointment of a receiver or administrator for any of his assets or properties and such appointment is not discharged within 30 days;

(iii)	the entry by him into any composition in satisfaction of his debts, or scheme of arrangement of his affairs for the benefit of his creditors which would prevent him from fulfilling his obligations under this Agreement; or

(iv)	the entry of any competent court order of judgment confirming his bankruptcy in any jurisdiction;

“Laws” means treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, any Government Authority (including without limitation, any relevant stock exchange or securities council), whether in Singapore or elsewhere, as amended or modified from time to time, and “Law” shall be construed accordingly;

“Transfer Shares” shall have the meaning ascribed to it in Recital (A);

“Share Transfer” shall have the meaning ascribed to it in Recital (B);

“Share Transfer Form” shall have the meaning ascribed to it in Clause 5.1;

“Surviving Provisions” means the provisions of this Agreement which will survive the termination of this Agreement, being Clauses 1, 8, 9, 10 and Schedule 2 (Definitions and Intepretation);

“Taxation” or “Tax” means any taxation including direct and indirect tax, specific tax and excise tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority imposed and whether of Singapore or elsewhere together with any interest, penalty or fine in connection with any taxation, and “Taxes” shall be construed accordingly;

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“Transactions” means the Share Transfer and all other transactions contemplated under the Transaction Documents;

“USD” means the lawful currency of the United States;

2.	In this Agreement, a reference to:

(a)	“this Agreement” includes all amendments, additions, and variations thereto agreed in writing between the Parties;

(b)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any Government Authority (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(c)	“day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar;

(d)	“Recitals”, “Clauses”, and “Schedules” mean the recitals and the clauses of, and the schedules to, this Agreement (unless the context otherwise requires);

(e)	“paragraph” is a reference to a paragraph of a Schedule;

(f)	“including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”; and

(g)	“hereof”, “herein”, “hereon”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

3.	The Recitals and the Schedules (including their exhibits) form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

4.	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

5.	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

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IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the date first above written.

THE PURCHASER

SIGNED by	)
for and on behalf of	)	/s/ Cheung Wai Man Raymond
Basel Medical Group Ltd	)	Name: Cheung Wai Man Raymond
In the presence of:	)	Designation: Director
)

/s/ Margeret Khoo Geck Cheng
Signature of Witness
Name: Margeret Khoo Geck Cheng
NRIC/Passport No.: [REDACTED]

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THE SELLER

SIGNED by	)
for and on behalf of	)
RAINFOREST CAPITAL VCC	)	/s/ Chen Mengli
on behalf of Basel Medical Fund	)	Name: Chen Mengli
In the presence of:	)	Designation: Director

/s/ Margeret Khoo Geck Cheng
Signature of Witness
Name: Margeret Khoo Geck Cheng
NRIC/Passport No.: [REDACTED]

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